EXHIBIT 10(iii)(f.1)

2004 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

I.             Purposes

This Plan is intended to help the Corporation attract and retain highly qualified individuals to serve as non-employee directors of the Corporation and to align further the interests of the non-employee directors with the interests of the Corporation's shareholders by paying a substantial portion of non-employee director compensation in the form of restricted stock or restricted stock units.

II.            Definitions

The following definitions apply:

(1)           "Administrator" means the Secretary of the Corporation.

(2)           "Award" means a grant of restricted stock or restricted stock units under this Plan.

(3)           "Board" means the Board of Directors of the Corporation.

(4)           "Corporation" means Exxon Mobil Corporation, a New Jersey corporation, or its successors.

(5)           "Non-employee director" means any member of the Board who is not an employee of the Corporation or any affiliate of the Corporation.

(6)           "Participant" means each non-employee director to whom an award is granted under this Plan.

(7)           "Plan" means this Exxon Mobil Corporation 2004 Non-Employee Director Restricted Stock Plan, as it may be amended from time to time.

(8)           "Restricted period" means the period of time an award is subject to restrictions as set forth in Section VII.

(9)           "Restricted stock" means shares granted under this Plan subject to restrictions on transfer and potential forfeiture during the applicable restricted period.

(10)         "Restricted stock unit" means a stock unit granted under this Plan with a value equal to the value of a share and subject to restrictions on transfer and potential forfeiture during the applicable restricted period.

(11)         "Retirement age" means the age after which a non-employee director is no longer eligible to stand for election in accordance with the Corporation's Corporate Governance Guidelines.

(12)         "Share" means a share of common stock of the Corporation, no par value.

III.          Administration

The Board has ultimate authority to administer this Plan, including authority to grant or amend awards; to determine, subject to the limitations contained in this Plan, the terms and conditions of awards; and to construe and interpret Plan provisions.  Subject to the oversight of the Board, the administrator has authority to establish procedures and forms, and to take other actions assigned to the administrator under this Plan.

IV.          Effective Date; Term

This Plan will become effective when approved by the shareholders of the Corporation and will terminate when there are no longer any outstanding awards under the Plan.

V.            Available Shares

(1)           The maximum number of shares issued pursuant to awards under this Plan may not exceed 1,000,000.

(2)           If an award is forfeited, the shares subject to that award will not be considered to have been issued and will not count against the Plan maximum under clause (1) of this Section.

VI.          Grants of Awards; Eligibility

Subject to the terms and conditions of this Plan, the Board may grant restricted stock or restricted stock units under this Plan at such times, in such amounts, and upon such terms and conditions as the Board determines.  The Board may establish standing resolutions for this purpose.  Awards under this Plan may only be made to a person who, at the time of grant, is serving as a non-employee director.

VII.         Restrictions on Transfer; Forfeiture

(1)           Unless the Board specifies otherwise in an award, the restricted period for an award under this Plan will commence on the date the award is granted and will expire on the earliest to occur of the following:

(a)           the participant leaves the Board after reaching retirement age;

(b)           the participant leaves the Board before reaching retirement age and the Board, with the participant abstaining, votes to lift the restrictions on the participant's awards; or

(c)           the participant dies.

(2)           During the restricted period, awards may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered.  The designation of a beneficiary pursuant to Section XII will not be considered a disposition or encumbrance for this purpose.

(3)           If the participant ceases to be a member of the Board and the restricted period for the participant's awards does not expire as provided in paragraph (1) of this Section, all the participant's awards under this Plan will be forfeited and all right, title, and interest of the participant to receive any shares or amounts in connection with such awards will terminate without further obligation on the part of the Corporation.

VIII.       Shareholder Status; Dividends and Dividend Equivalents

(1)           During the restricted period, a participant to whom restricted stock is issued will have customary rights of a shareholder with respect to such shares, including the rights to vote the shares and receive cash dividends (subject to the applicable restrictions on transfer and events of forfeiture).  Cash dividends on restricted stock will be paid currently or, if the Board so determines, reinvested in additional shares of restricted stock.

(2)           During the restricted period, a participant to whom restricted stock units are credited will not be a shareholder of the Corporation with respect to such units.  However, the Corporation will credit each restricted stock unit with dividend equivalents corresponding in amount and timing to cash dividends that would be payable with respect to an outstanding share.  Dividend equivalents will be paid currently or, if the Board so determines, will be deemed to be reinvested in additional restricted stock units.

IX.          Form of Awards

(1)           During the restricted period, shares of restricted stock will be registered in the name of the participant but will be held by or on behalf of the Corporation in certificate or book-entry form as the administrator determines.  Each participant agrees by accepting an award of restricted stock that the Corporation may give stop transfer instructions to its transfer agent or custodian with respect to the restricted stock and that, during the restricted period, any restricted stock issued in certificate form may bear an appropriate legend noting the restrictions, risk of forfeiture, and other conditions.  If required by the administrator, awards of restricted stock may be subject to execution by the participant of a stock power with respect to such shares in favor of the Corporation.

(2)           During the restricted period, restricted stock units will be evidenced by book-entry credits in records maintained by or on behalf of the Corporation.  Restricted stock units will represent only an unfunded and unsecured contractual right to receive shares or cash, if any, payable in settlement of the award.

X.            Settlement of Awards

(1)           If and when the restricted period expires with respect to an award of restricted stock, the Corporation will, subject to Section XIII, deliver shares free of restriction to or for the account of the participant, or the participant's estate, or designated beneficiary, if applicable.

(2)           Restricted stock units will be settled in shares or, if so provided in the award, in cash.  If and when the restricted period expires with respect to an award of restricted stock units, the Corporation will, subject to Section XIII, deliver one share free of restriction or pay an amount in cash equal to the fair market value of one share in settlement of each unit to or for the account of the participant, or the participant's estate, or designated beneficiary, if applicable.

(3)           Shares will be delivered in certificate or book-entry form and cash (including dividends or dividend equivalents) will be paid by check, wire transfer, or direct deposit, in each case in accordance with the procedures of the administrator in effect at the time.

(4)           The issuance or delivery of any shares may be postponed by the Corporation for such period as may in the determination of the administrator be required to comply with any applicable requirements under the federal securities laws (including, without limitation, the exemptions provided in Rule 16b-3 under the Securities Exchange Act of 1934), any applicable listing requirements of any national securities exchange, or any other requirements or exemptions  applicable to the issuance or delivery of such shares.  The Corporation will not be obligated to issue or deliver any shares if the issuance or delivery would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

XI.          Change in Capitalization; Adjustments

If a stock split, stock dividend, merger, or other relevant change in capitalization occurs,  the administrator will adjust the terms of outstanding awards, including the number of restricted stock units credited to a participant's account or the securities issuable in settlement of such units, as well as the maximum number of shares issuable under Section V, as appropriate to prevent dilution or enlargement of the rights of non-employee directors under this Plan.  Any new shares or securities issued with respect to outstanding restricted stock will be delivered to and held by or on behalf of the Corporation, and will be subject to the same provisions, restrictions, and requirements as such restricted stock.

XII.        Beneficiary Designation

Participants may designate a beneficiary to whom shares or cash in settlement of outstanding awards under this Plan may be delivered or paid on the death of the participant, provided  that such designation will only be given effect if the designation is expressly authorized as a non-testamentary transfer under applicable laws of descent and distribution as determined by the administrator.  Beneficiary designations will be subject to such forms, requirements, and procedures as the administrator may establish.

XIII.       Withholding Taxes

The Corporation has the right, in its sole discretion, to deduct or withhold at any time shares or cash subject to or otherwise deliverable or payable in connection with an award (including cash payable as dividends or dividend equivalents) as may in the determination of the administrator be necessary to satisfy any required withholding or similar taxes with respect to such awards.  Withheld shares may be retained by the Corporation or sold on behalf of the participant.

XIV.       Amendments to the Plan; Shareholder Approval

(1)           The Board may from time to time amend or cease granting awards under this Plan;  provided  that approval of the shareholders of the Corporation will be required for any amendment:

(a)           To increase the total number of shares issuable under the Plan under Section V (except for adjustments under Section XI); or

(b)           That would otherwise constitute a "material revision" within the meaning of applicable rules of the New York Stock Exchange in effect at the time.

(2)           An amendment of this Plan will, unless the amendment provides otherwise, be immediately and automatically effective for all outstanding awards.

(3)           The Board may also amend any outstanding award under this Plan, provided the award, as amended, contains only such terms and conditions as would be permitted or required for a new award under this Plan.

XV.         General Provisions

(1)           Shares subject to awards under this Plan may either be authorized but unissued shares or previously issued shares that have been reacquired by the Corporation.

(2)           The administrator is authorized to establish forms of agreement between the Corporation and each participant to evidence awards under this Plan, and to require execution of such agreements as a condition to a participant's receipt of an award.

(3)           The grant of an award under this Plan does not give a participant any right to remain a director of the Corporation.

(4)           This Plan will be governed by the laws of the State of New York and the United States of America, without regard to any conflict of law rules.